Exhibit 10.2

SERIES D PREFERRED UNIT AND WARRANT

PURCHASE AGREEMENT

by and among

TEEKAY OFFSHORE PARTNERS L.P.

and

THE PURCHASERS NAMED ON SCHEDULE A HERETO

i

Schedule A —	List of Purchasers and Commitment Amounts
Schedule B —	Notice and Contact Information
Exhibit A —	Form of Warrant Agreement
Exhibit B —	Form of Opinion of Perkins Coie LLP
Exhibit C —	Form of Opinion of Watson Farley & Williams LLP
Exhibit D —	Form of General Partner Waiver
Exhibit E —	Form of Fifth Amended and Restated Agreement of Limited Partnership
Exhibit F —	Form of Registration Rights Agreement

ii

SERIES D PREFERRED UNIT AND WARRANT PURCHASE AGREEMENT

This SERIES D PREFERRED UNIT AND WARRANT PURCHASE AGREEMENT, dated June 22, 2016 (as further defined below, this “Agreement”), is by and among TEEKAY OFFSHORE PARTNERS L.P., a Marshall Islands limited partnership (the “Partnership”), and the purchasers listed on Schedule A hereof (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Partnership desires to sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, certain Series D Preferred Units and Warrants (each as defined below), in accordance with the provisions of this Agreement.

WHEREAS, in order to establish the Series D Preferred Units, the Partnership shall enter into the Fifth Amended and Restated Agreement of Limited Partnership (as defined below).

WHEREAS, in connection with the issuance of the Series D Preferred Units and Warrants pursuant to this Agreement, the Partnership and the Purchasers will enter into the Registration Rights Agreement (as defined below), pursuant to which the Partnership will provide the Purchasers with certain registration rights with respect to the Underlying Units (as defined below).

WHEREAS, in connection with the Partnership’s recapitalization plan, at or prior to the Closing, the Partnership intends to, (i) pursuant to the terms of a letter agreement between the Partnership and the holders of the Series C Preferred Units (as defined below) and related documentation setting forth the terms of the Series C transaction (the “Series C Transaction”) exchange a portion of the outstanding Series C Preferred Units for Common Units and exchange the remaining Series C Preferred Units, on a one-for-one basis, for a new series of preferred units of the Partnership designated as 8.60% Series C-1 Cumulative Convertible Perpetual Preferred Units (the “Series C-1 Preferred Units”), and (ii) issue Common Units (as defined below) in a transaction exempt from the registration requirements of the Securities Act (as defined below), pursuant to the terms of a common unit purchase agreement entered into by and among the Partnership and the purchasers named on Schedule A thereto (the “Common Unit Offering”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partnership and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph, as amended, supplemented, continued or modified.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Warrant Agreement and, except as otherwise expressly set forth in this Agreement, the Fifth Amended and Restated Agreement of Limited Partnership.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) any day on which banks located in New York, New York, U.S.A. are authorized or obligated to close.

“Closing” has the meaning specified in Section 2.2(a).

“Closing Date” has the meaning specified in Section 2.2(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Offering” has the meaning specified in the recitals hereto.

“Common Units” means the Common Units representing limited partnership interests in the Partnership having the rights and obligations specified in the Partnership Agreement.

“Conversion Units” means the Common Units issuable upon conversion of the Series D Preferred Units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FCPA” has the meaning specified in Section 3.23.

“Fifth Amended and Restated Agreement of Limited Partnership” means that certain Fifth Amended and Restated Agreement of Limited Partnership, to be executed on the Closing Date, in the form and substance attached hereto as Exhibit E.

“General Partner” means Teekay Offshore GP L.L.C., a Marshall Islands limited liability company.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over the Partnership, its Subsidiaries or any of their respective Properties.

“GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner, dated December 19, 2006, as amended through the date hereof.

“Indemnified Party” has the meaning specified in Section 6.3.

“Indemnifying Party” has the meaning specified in Section 6.3.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority or other encumbrance upon or with respect to any property of any kind; provided, however, that any charter or services contracts to which the Partnership’s vessels are subject shall not be deemed Liens.

“Marshall Islands LLC Act” means the Marshall Islands Limited Liability Company Act of 1996, as amended.

“Marshall Islands LP Act” means the Marshall Islands Limited Partnership Act.

“Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, has a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Partnership Entities, taken as a whole, (ii) the limited partners of the Partnership resulting from any event which subjects them to any material liability, or (iii) the ability of the Partnership Entities to perform their obligations under the Basic Documents; provided, however, that a Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (w) the announcement of the transactions contemplated by this Agreement or the satisfaction of the obligations set forth herein, (x) a general deterioration in the economy or changes in the general state of the industries in which the Partnership operates, except to the extent that the Partnership Entities, taken as a whole, is adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon any Partnership Entity or their respective businesses or any change in applicable Law, or the interpretation thereof.

“NYSE” means The New York Stock Exchange, Inc.

“OLP GP” means Teekay Offshore Operating GP L.L.C., a Marshall Islands limited liability company.

“Operating Company” means Teekay Offshore Operating L.P., a Marshall Islands limited partnership.

“Operative Agreements” has the meaning specified in Section 3.1.

“Partnership” has the meaning set forth in the introductory paragraph.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated July 1, 2015, as amended to date.

“Partnership Entities” and each a “Partnership Entity” means the General Partner, the Partnership and each of the Partnership’s Subsidiaries, other than those Subsidiaries which, individually, would not constitute a “significant subsidiary” as defined in Regulation S-X.

“Partnership Related Parties” has the meaning specified in Section 6.2.

“Partnership SEC Documents” has the meaning specified in Section 3.10.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column titled “Purchase Price” set forth on Schedule A hereto.

“Purchased Unit” means one Series D Preferred Unit, a Series A Warrant with respect to 1.125 Warrant Exercise Units and a Series B Warrant with respect to 0.5625 Warrant Exercise Units.

“Purchased Unit Price” means an amount per Purchased Unit of $25.00.

“Purchased Units” means, with respect to a particular Purchaser, the number of Series D Preferred Units, the number of Warrant Exercise Units with respect to the Series A Warrant and the number of Warrant Exercise Units with respect to the Series B Warrant set forth opposite such Purchaser’s name under the columns titled “Series D Preferred Units,” “Series A Warrant” and “Series B Warrant,” respectively, set forth on Schedule A attached hereto.

“Purchaser” and “Purchasers” have the meanings set forth in the introductory paragraph.

“Purchaser Related Parties” has the meaning specified in Section 6.1.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, between the Partnership and the Purchasers, in the form and substance attached hereto as Exhibit F.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities” has the meaning specified in Section 4.5(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” has the meaning specified in Section 3.2.

“Series A Warrant” means a Warrant, substantially in the form attached to the Warrant Agreement as Exhibit A, to be issued to each Purchaser at the Closing. Each such Warrant, for the avoidance of doubt, may be transferred separately from the Series D Preferred Units and the Series B Warrant.

“Series B Preferred Units” has the meaning specified in Section 3.2.

“Series B Warrant” means a Warrant, substantially in the form attached to the Warrant Agreement as Exhibit B, to be issued to each Purchaser at the Closing. Each such Warrant, for the avoidance of doubt, may be transferred separately from the Series D Preferred Units and the Series A Warrant.

“Series C Preferred Units” has the meaning specified in Section 3.2.

“Series C Transaction” has the meaning set forth in the recitals hereto.

“Series C-1 Preferred Units” has the meaning set forth in the recitals hereto.

“Series D Preferred Units” means the Partnership’s 10.5% Series D Cumulative Convertible Perpetual Preferred Units.

“Short Sales” means, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Teekay Offshore Holdings” has the meaning specified in Section 3.3(a).

“Underlying Units” means (i) the Conversion Units and (ii) the Warrant Exercise Units.

“Warrant Agreement” means the agreement to be entered into at the Closing, between the Partnership and Computershare Trust Company, N.A., substantially in the form attached hereto as Exhibit A.

“Warrants” means the Series A Warrants and the Series B Warrants, collectively.

“Warrant Exercise Units” means Common Units issuable upon exercise of the Warrants.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Subject to the terms and conditions hereof, (i) the Partnership hereby agrees to issue and sell to each Purchaser and each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, its respective Purchased Units, and (ii) each Purchaser agrees, severally and not jointly, to pay the Partnership the Purchased Unit Price for each Purchased Unit as set forth in paragraph (b) below. The obligations of each Purchaser under this Agreement are independent of the obligations of each other Purchaser, and the failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser or by the Partnership.

(b) The amount per Purchased Unit each Purchaser will pay to the Partnership to purchase the Purchased Units hereunder shall be the Purchased Unit Price.

Section 2.2 Closing.

(a) Subject to the terms and conditions hereof, the consummation of the purchase and sale of Purchased Units hereunder (the “Closing”) shall take place at the offices of Perkins Coie LLP, 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209-4128, or at such other location or on such other date as mutually agreed by the parties and upon the satisfaction or waiver of the conditions set forth in Sections 2.4, 2.5 and 2.6 (the “Closing Date”). At the Closing, the Purchasers shall purchase Series D Preferred Units and Warrants as indicated on Schedule A attached hereto.

(b) The parties agree that the Closing may occur via delivery of this Agreement and other closing deliveries by facsimile, electronic mail, courier service or personal delivery.

Section 2.3 Allocation of Purchased Unit Price. Prior to the Closing, the Partnership and the Purchasers shall use reasonable efforts to mutually agree upon the allocation of the Purchase Price among the Series D Preferred Units, the Series A Warrant (with respect to 1.125 Warrant Exercise Units) and the Series B Warrant (with respect to 0.5625 Warrant Exercise Units) based upon their relative fair market values; provided, however, that if the Partnership and the Purchasers are unable to mutually agree upon such allocation, the allocation of the Purchase Price shall be submitted to Ernst & Young LLP or such other firm mutually agreed by the Partnership and the Purchasers (the “Appraiser”) for determination. The Appraiser shall make such determination as promptly as practicable after its appointment hereunder and may take into account all factors as such Appraiser deems appropriate in making such determination based upon the relative fair market values of the Series D Preferred Units, the Series A Warrant (with respect to 1.125 Warrant Exercise Units) and the Series B Warrant (with respect to 0.5625 Warrant Exercise Units). The Appraiser shall have such access to the books, records and properties of the Partnership as it may reasonably request for the purpose of making such a determination.

Section 2.4 Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) No Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated hereby illegal;

(b) There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(c) The sum of (a) the aggregate Purchase Prices of the Purchasers paid for Purchased Units at the Closing and (b) the aggregate purchase price of investors purchasing Common Units as part of the Common Unit Offering shall equal or exceed $200 million; and

(d) The consent required to approve the Partnership’s proposed bond amendment has been obtained, and all conditions precedent to the Partnership’s proposed bond amendment shall have been completed, on terms not materially different from those distributed to the Partnership’s bondholders on May 19, 2016 and without waiver of any conditions precedent set forth therein other than with respect to the composition of the equity securities (preferred or common) to be sold by the Partnership.

Section 2.5 Each Purchaser’s Conditions. The obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing with respect to its Purchased Units, in whole or in part, to the extent permitted by applicable Law):

(a) The Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(b) The Underlying Units shall have been approved for listing on the NYSE, subject to notice of issuance;

(c) (i) The representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct when made and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct as of such date only) and (ii) all other representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(d) The Partnership shall have delivered, or caused to be delivered, to the Purchasers at the Closing, the Partnership’s closing deliveries described in Section 2.7;

(e) No notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(f) The Common Units shall not have been suspended by the Commission or the NYSE from trading on the NYSE nor shall suspension by the Commission or the NYSE have been threatened in writing by the Commission or the NYSE; and

(g) Since the date of this Agreement, no Material Adverse Effect shall have occurred.

Section 2.6 The Partnership’s Conditions. The obligation of the Partnership to consummate the sale of Purchased Units to a Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to such Purchaser (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) The representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct as of such date only) and (ii) all other representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (except that any such representations of such Purchaser made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(b) Such Purchaser shall have delivered, or caused to be delivered, to the Partnership at the Closing such Purchaser’s closing deliveries described in Section 2.8;

(c) A copy of the Warrant Agreement, duly executed by the Transfer Agent; and

(d) By acceptance of the applicable Purchased Units, each Purchaser shall be deemed to have represented to the Partnership that such Purchaser has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date; and the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct as of such date only) and all other representations and warranties of such Purchaser are true and correct in all material respects as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only).

Section 2.7 Partnership Deliveries. At the Closing, subject to the terms and conditions hereof, the Partnership will deliver, or cause to be delivered, to each Purchaser:

(a) Evidence of issuance of the Series D Preferred Units purchased by the Purchasers at Closing credited to book-entry accounts maintained by the transfer agent, bearing a restrictive notation meeting the requirements of the Partnership Agreement, as amended by the Fifth Amended and Restated Agreement of Limited Partnership, free and clear of any Liens, other than transfer restrictions under the Partnership Agreement, as amended by the Fifth Amended and Restated Agreement of Limited Partnership, or the Marshall Islands LP Act and applicable federal and state securities laws;

(b) A Series A Warrant with respect to the number of Warrant Exercise Units under the Series A Warrant column set forth opposite such Purchaser’s name on Schedule A in substantially the form attached as Exhibit A to the Warrant Agreement;

(c) A Series B Warrant with respect to the number of Warrant Exercise Units under the Series B Warrant column set forth opposite such Purchaser’s name on Schedule A in substantially the form attached as Exhibit B to the Warrant Agreement;

(d) A “Supplemental Listing Application” approving the Underlying Units for listing by the NYSE, subject to notice of issuance;

(e) A copy of the Fifth Amended and Restated Agreement of Limited Partnership, duly executed by the General Partner, on behalf of itself and the limited partners of the Partnership, and Teekay Corporation.

(f) Copies of (i) the Certificate of Limited Partnership of the Partnership and (ii) the Certificate of Formation of the General Partner, each certified by the Registrar of Corporations of the Republic of the Marshall Islands as of a recent date;

(g) A certificate of the Registrar of Corporations of the Republic of the Marshall Islands, dated a recent date, to the effect that each of the General Partner and the Partnership is in good standing;

(h) A cross-receipt executed by the Partnership and delivered to such Purchaser certifying that it has received the Purchase Price from such Purchaser as of the Closing Date;

(i) An opinion addressed to the Purchasers from Perkins Coie LLP, legal counsel to the Partnership, dated as of the Closing Date, in the form and substance attached hereto as Exhibit B;

(j) An opinion addressed to the Purchasers from Watson Farley & Williams LLP, special counsel to the Partnership, relating to Marshall Islands law, dated as of the Closing Date, in the form and substance attached hereto as Exhibit C;

(k) A certificate, dated the Closing Date and signed by the Chief Executive Officer and by the Chief Financial Officer, any Vice President or Secretary of the General Partner, on behalf of the Partnership, in his or her capacities as such, stating that:

(i) The Partnership has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date; and

(ii) The representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Material Adverse Effect were true and correct when made and are true and correct as of the Closing Date and all other representations and warranties of the Partnership were true and correct in all material respects when made and are true and correct in all material respects as of the Closing Date; in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct or true and correct in all material respects, as applicable, as of such date only);

(l) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, certifying as to (1) the Certificate of Limited Partnership of the Partnership and the Fifth Amended and Restated Agreement of Limited Partnership, (2) the Certificate of Formation of the General Partner and the GP LLC Agreement, (3) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and (4) the signatures of the officers executing this Agreement;

(m) A duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit D;

(n) The Registration Rights Agreement, duly executed by the Partnership and the General Partner;

(o) A copy of the Warrant Agreement, duly executed by the General Partner, on behalf of the Partnership, and the Transfer Agent; and

(p) Such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.

Section 2.8 Purchaser Deliveries. At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to the Partnership:

(a) Payment to the Partnership of the Purchase Price set forth opposite such Purchaser’s name under the column titled “Purchase Price” on Schedule A hereto, by wire transfer of immediately available funds to an account designated by the Partnership in writing at least two Business Days prior to the Closing Date;

(b) A cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received its Purchased Units, as of the Closing Date; and

(c) The Registration Rights Agreement, duly executed by such Purchaser.

Section 2.9 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The failure or waiver of performance under this Agreement of any Purchaser by the Partnership does not excuse performance by any other Purchaser and the waiver of performance of the Partnership by any Purchaser does not excuse performance by the Partnership with respect to each other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Partnership and a Purchaser, solely, and not between the Partnership and the Purchasers collectively and not between and among the Purchasers. Notwithstanding anything to the contrary, for purposes of this Section the definition of “Basic Document” excludes the Fifth Amended and Restated Agreement of Limited Partnership.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to each Purchaser as follows:

Section 3.1 Existence.

(a) Each of the Partnership Entities has been duly incorporated or formed, as the case may be, and is validly existing as a limited liability company, limited partnership or corporation, as the case may be, in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, and has the full limited liability company, limited partnership or corporate, as the case may be, power and authority, and has all governmental licenses, authorizations, consents and approvals, necessary to own, lease or hold its Properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified to do business and in good standing as a foreign limited liability company, limited partnership or corporation, as the case may be, in each jurisdiction in which its ownership or lease of Property or the conduct of its business requires such qualification, except where the failure to so register or qualify would not reasonably be expected to have a Material Adverse Effect.

(b) None of the Partnership Entities is in default in the performance, observance or fulfillment of any provision of, in the case of the Partnership, the Partnership Agreement or its Certificate of Limited Partnership, in the case of the General Partner, any provision of its certificate of formation or the GP LLC Agreement, or, in the case of any Subsidiary of the Partnership, its respective certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents.

(c) The Partnership Agreement has been, and in the case of the Fifth Amended and Restated Agreement of Limited Partnership, at the Closing will be, duly authorized, executed and delivered by the General Partner and is (or, in the case of the Fifth Amended and Restated Agreement of Limited Partnership, as of the Closing Date will be) a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; the GP LLC Agreement (together with the Partnership Agreement, the “Operative Agreements”) has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; provided that, with respect to each Operative Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further, that the indemnity, contribution and exoneration provisions contained in any of such Operative Agreements may be limited by applicable laws and public policy.

Section 3.2 Capitalization and Valid Issuance of Purchased Units.

(a) On the Closing Date, the Purchased Units shall have those rights, preferences, privileges and restrictions governing the Purchased Units as set forth in the Fifth Amended and Restated Agreement of Limited Partnership.

(b) The General Partner is the sole general partner of the Partnership, with a 2.0% general partner interest in the Partnership (not including any Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units or Warrants); such general partner interest is the only general partner interest of the Partnership that is issued and outstanding; and such general partner interest has been duly authorized and validly issued and is owned by the General Partner free and clear of any Liens (except restrictions on transferability contained in the Fifth Amended and Restated Agreement of Limited Partnership).

(c) As of the date of this Agreement, prior to and excluding the issuance and sale of the Purchased Units as contemplated hereby, the issued and outstanding limited partner interests of the Partnership consist of (i) 107,128,349 Common Units, (ii) 6,000,000 of the Partnership’s 7.25% Series A Cumulative Redeemable Preferred Units (“Series A Preferred Units”), (iii) 5,000,000 of the Partnership’s 8.50% Series B Cumulative Redeemable Preferred Units (“Series B Preferred Units”), (iv) 10,438,413 of the Partnership’s 8.60% Series C Cumulative Convertible Perpetual Preferred Units (“Series C Preferred Units”) and the (v) Incentive Distribution Rights (as defined in the Partnership Agreement and the Fifth Amended and Restated Partnership Agreement). All outstanding Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Incentive Distribution Rights and, as applicable, the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act and the Partnership Agreement). Prior to the Closing, the Partnership intends to adopt the Fifth Amended and Restated Partnership Agreement which will, among other things, set forth the rights, preferences, privileges and restrictions governing the Series D Preferred Units and the Partnership’s Series C-1 Preferred Units to be issued as part of the Partnership’s recapitalization plan. At or about the time of the Closing, the Partnership will (i) in connection with the Series C Transaction, exchange 1,920,668 Series C Preferred Units for 8,323,809 Common Units, and exchange the remaining 8,517,745 Series C Preferred Units on a one-for-one basis for Series C-1 Preferred Units, and (ii) issue approximately $100 million of Common Units in the Common Unit Offering.

(d) The Series D Preferred Units being purchased by the Purchasers hereunder and the limited partner interests represented thereby will be duly authorized by the Partnership, and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Fifth Amended and Restated Agreement of Limited Partnership) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act and the Fifth Amended and Restated Agreement of Limited Partnership) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Fifth Amended and Restated Agreement of Limited Partnership, or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Fifth Amended and Restated Agreement of Limited Partnership, or the Marshall Islands LP Act. Except as disclosed in the Partnership SEC Documents, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units; and, except for the Purchased Units to be issued pursuant to this Agreement, the Series C Transaction, the Common Unit Offering or as disclosed in the Partnership SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

(e) Upon issuance of the Conversion Units or the Warrant Exercise Units in accordance with the terms of the Series D Preferred Units or Warrants, as applicable, and the Fifth Amended and Restated Agreement of Limited Partnership, the Conversion Units or Warrant Exercise Units, as applicable, will be duly authorized, validly issued, fully paid (to the extent required by the Fifth Amended and Restated Agreement of Limited Partnership) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act and the Fifth Amended and Restated Agreement of Limited Partnership) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Basic Documents and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Fifth Amended and Restated Agreement of Limited Partnership or the Marshall Islands LP Act.

(f) The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and the offer of the Conversion Units and Warrant Exercise Units and issuance of such Conversion Units or Warrant Exercise Units upon conversion of the Series D Preferred Units or exercise of the Warrants, as applicable, following receipt of a countersigned “Supplemental Listing Application” approving the Underlying Units for listing by the NYSE, subject to notice of issuance, does not contravene NYSE rules and regulations.

Section 3.3 Subsidiaries.

(a) The Partnership owns a 100% membership interest in Teekay Offshore Holdings L.L.C., a Marshall Islands limited liability company (“Teekay Offshore Holdings”); such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of Teekay Offshore Holdings, as amended on or prior to the date hereof (the “Teekay Offshore Holdings LLC Agreement”), and is fully paid (to the extent required under the Teekay Offshore Holdings LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act and except as may be provided in the Teekay Offshore Holdings LLC Agreement); and the Partnership owns such membership interest free and clear of all Liens except for Liens pursuant to credit agreements and related security agreements disclosed or referred to in the Partnership SEC Documents.

(b) Teekay Offshore Holdings owns a 100% membership interest in OLP GP; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of OLP GP, as amended or restated on or prior to the date hereof (the “OLP GP LLC Agreement”), and is fully paid (to the extent required under the OLP GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act and the organizational documents of OLP GP); and Teekay Offshore Holdings owns such membership interest free and clear of all Liens except for Liens pursuant to credit agreements and related security agreements disclosed or referred to in the Partnership SEC Documents.

(c) Teekay Offshore Holdings directly owns a 99.09% limited partner interest in the Operating Company and OLP GP directly owns a 0.91% general partner interest in the Operating Company; such partner interests have been duly authorized and validly issued in accordance with the partnership agreement of the Operating Company, as amended or restated on or prior to the date hereof (the “Operating Company Partnership Agreement”), and are fully paid (to the extent required under such Operating Company Partnership Agreement) and, with respect to the limited partner interests, are nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act and the organizational documents of the Operating Company); and Teekay Offshore Holdings and OLP GP, respectively, own such partner interests free and clear of all Liens except for Liens pursuant to credit agreements and related security agreements disclosed or referred to in the Partnership SEC Documents.

(d) The Partnership and the Operating Company own, directly or indirectly, the equity interests indicated in such exhibit of the Subsidiaries named in Exhibit 8.1 to the Partnership’s Annual Report on Form 20-F for the year ended December 31, 2015; such equity interests have been duly authorized and validly issued in accordance with the organizational documents of each Subsidiary, and are fully paid (to the extent required under such organizational documents) and nonassessable (except as such nonassessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable Subsidiary and the relevant organizational documents); and the Partnership and the Operating Company, as applicable, own such equity interests free and clear of all Liens except for Liens pursuant to credit agreements and related security agreements disclosed or referred to in the Partnership SEC Documents.

Section 3.4 No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the knowledge of the Partnership, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.5 No Conflict. None of (i) the offering, issuance and sale by the Partnership of the Purchased Units and the application of the proceeds therefrom, (ii) the execution, delivery and performance of the Basic Documents by the Partnership, or (iii) the consummation of the transactions contemplated hereby or thereby conflicts or will conflict with, or results or will result in a breach or violation of or imposition of any Lien upon any Property or assets of the Partnership Entities pursuant to, (A) the formation or governing documents of any of the Partnership Entities, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Partnership Entities is a party, by which any of them is bound or to which any of their respective Properties or assets is subject, or (C) any Law applicable to any of the Partnership Entities or injunction of any court or governmental agency or body to which any of the Partnership Entities of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the Partnership Entities or any of their Properties, except in the case of clause (B) for such conflict, breach, violation or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6 No Default. None of the Partnership Entities is in violation or default of (i) any provision of its respective formation or governing documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party, by which it is bound or to which its property is subject, or (iii) any Law of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Partnership Entities or any of their Properties, as applicable, except, in the case of clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7 Authority; Enforceability. The Partnership has all requisite power and authority to enter into this Agreement. On the Closing Date, the Partnership will have all requisite power and authority to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Fifth Amended and Restated Agreement of Limited Partnership. On the Closing Date, all partnership or limited liability company action, as the case may be, required to be taken by the General Partner and the Partnership for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Fifth Amended and Restated Agreement of Limited Partnership, or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units to the Purchasers. Each of the Basic Documents has been duly and validly authorized and has been or, with respect to the Basic Documents to be delivered at the Closing, will be, validly executed and delivered by the Partnership or the General Partner, as the case may be, and constitutes, or will constitute, the legal, valid and binding obligations of the Partnership or the General Partner, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in the Basic Documents may be limited by applicable laws and public policy.

Section 3.8 Approvals. Except as required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of any of the Basic Documents to which it is a party or the Partnership’s issuance and sale of the Purchased Units, except (i) as may be required under the state securities or “Blue Sky” Laws, or (ii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9 Compliance with Laws. Neither the Partnership nor any of its Subsidiaries is in violation of any Law applicable to the Partnership or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Partnership and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Partnership nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Periodic Reports. The Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “Partnership SEC Documents”) have been filed with the Commission on a timely basis. The Partnership SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Partnership SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) in the case of the financial statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the financial statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for the absence of certain footnote disclosure and normal, recurring year-end adjustments or as otherwise permitted by the rules and regulations of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of the Partnership and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. In addition, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Partnership SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. KPMG LLP is an independent registered public accounting firm with respect to the Partnership and the General Partner and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.11 Litigation. As of the date hereof, except as set forth on Schedule 3.11 hereto or in the Partnership SEC Documents, there are no legal or governmental proceedings pending to which any Partnership Entity is a party or to which any Property or asset of any Partnership Entity is subject that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of this Agreement or the right of any Partnership Entity to enter into this Agreement or to consummate the transactions contemplated hereby and, to the knowledge of the Partnership, no such proceedings are threatened by Governmental Authorities or others.

Section 3.12 Insurance. The Partnership and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. The Partnership does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.13 Books and Records; Sarbanes Oxley Compliance.

(a) The Partnership and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership is not aware of any material weakness in the internal controls over financial reporting of any of the Partnership Entities.

(b) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) under the Exchange Act, which are designed to provide reasonable assurance that information required to be disclosed by the Partnership in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Partnership’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. The Partnership has carried out evaluations of the effectiveness of its disclosure controls and procedures and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c) There is and has been no failure on the part of the Partnership and, to the Partnership’s knowledge, the General Partner’s directors or officers, in their capacities as such, to comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.14 No Material Adverse Changes. As of the date hereof, except as set forth in the Partnership’s Report on Form 6-K for the quarter ended March 31, 2016, since March 31, 2016, there has been no change, event, occurrence, effect, fact, circumstance or condition that has had or would reasonably be likely to have a Material Adverse Effect.

Section 3.15 Certain Fees. Other than fees payable to Citigroup Global Markets, Inc. and DNB Markets, Inc. for their services as placement agents, no fees or commissions are or will be payable by the Partnership to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Partnership agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Partnership in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.16 Investment Company Status. The Partnership is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.17 Passive Foreign Investment Company. To the knowledge of the Partnership, after consultation with United States federal income tax counsel, none of the Partnership Entities is a Passive Foreign Investment Company within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended.

Section 3.18 Tax Status. None of the Partnership Entities, other than the Partnership and the General Partner, has elected to be classified as an association taxable as a corporation for United States federal income tax purposes. Each of the Partnership Entities, other than the Partnership and the General Partner, is, or will pursuant to Treasury Regulations Section 301.7701-3 timely and properly elect to be, classified as a disregarded entity if it has one owner or as a partnership if it has more than one owner for United States federal income tax purposes.

Section 3.19 Title to Property. Each of the Partnership Entities has good and marketable title to all real property and good title to all personal property described in the Partnership SEC Documents as owned by applicable Partnership Entities, free and clear of all Liens except such (i) as are described in the Partnership SEC Documents, (ii) as do not materially affect the value of such property, taken as a whole, and do not materially interfere with the use of such properties, taken as a whole, as described in the Partnership SEC Documents, or (iii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (the Liens described in clauses (i), (ii) and (iii) above being “Permitted Liens”); provided that with respect to any interest in real property and buildings held under lease by any Partnership Entity, such real property and buildings are held under valid and subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), with such exceptions as do not materially interfere with the use of the properties of the Partnership Entities, taken as a whole, as they have been used in the past as described in the Partnership SEC Documents and are proposed to be used in the future, as described in the Partnership SEC Documents.

Section 3.20 No Side Agreements. There are no agreements by, among or between the Partnership or any of its Affiliates, on the one hand, and any Purchaser (other than any Purchaser that is an Affiliate of the Partnership) or any of their Affiliates, on the other hand, with respect to the transactions contemplated hereby other than this Agreement, the Registration Rights Agreement and agreements entered into in connection with the Series C Transaction and/or the Common Unit Offering, nor promises or inducements for future transactions between or among any of such parties.

Section 3.21 Form F-3 Eligibility. As of the Closing Date, the Partnership is eligible to register the resale of the Series D Preferred Units and the Underlying Units for resale by the Purchasers under Form F-3 promulgated under the Securities Act.

Section 3.22 Disclosure of Material Information. All documents presented (including the Partnership SEC Documents) and information provided to the Purchasers or their Representatives by the Partnership, or its Representatives, concerning the Partnership Entities, when taken together as a whole, are complete and accurate in all material respects. All forecasts and projections provided to the Purchasers were prepared in good faith using reasonable assumptions.

Section 3.23 Foreign Corrupt Practices Act. No Partnership Entity, nor any director, officer, or employee, nor, to the knowledge of the Partnership Entities, any agent or representative of the Partnership Entities, has taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the “FCPA”), including, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Partnership Entities have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to the Partnership that:

Section 4.1 Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority to own, lease, use and operate its Properties and to conduct its business as currently conducted.

Section 4.2 Authorization, Enforceability. Such Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under the Basic Documents and to consummate the transactions contemplated thereby, and the execution, delivery and performance by such Purchaser of the Basic Documents has been duly authorized by all necessary action on the part of such Purchaser; and the Basic Documents, when executed as of the date hereof or prior to the Closing, as applicable, constitute or will constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.3 No Breach. The execution, delivery and performance of the Basic Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the Property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the cases of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent or delay the consummation of the transactions contemplated by the Basic Documents.

Section 4.4 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. Each Purchaser agrees that it will indemnify and hold harmless the Partnership from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.5 Unregistered Securities.

(a) Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Series D Preferred Units, the Warrants and the Underlying Units (collectively, the “Securities”). Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Securities. Such Purchaser is a resident for purposes of state “blue sky” securities laws of the jurisdiction set forth on Schedule A attached hereto.

(b) Such Purchaser understands that the Securities will bear a restrictive legend or legends as provided in the Fifth Amended and Restated Agreement of Limited Partnership or Warrant Agreement, as applicable, until such legends may be removed pursuant to the Fifth Amended and Restated Agreement of Limited Partnership or Warrant Agreement, as applicable.

(c) Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that none of the Securities have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Series D Preferred Units and the Warrants (and any Underlying Units upon conversion or exercise, as applicable, of the Series D Preferred Units and the Warrants), is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(d) Such Purchaser understands that there is no public trading market for the Series D Preferred Units or the Warrants, that none is expected to develop and that the Series D Preferred Units and the Warrants must be held indefinitely unless and until Series D Preferred Units and the Warrants or any Underlying Units received upon conversion or exercise, as applicable, thereof are registered under the Securities Act or an exemption from registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act.

(e) Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Series D Preferred Units or the Warrants and any Underlying Units issuable upon conversion or exercise, as applicable, thereof.

Section 4.6 No Side Agreements. There are no other agreements by, among or between such Purchaser (other than any Purchaser that is an Affiliate of the Partnership) and any of its Affiliates, on the one hand, and the Partnership or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than this Agreement, the Registration Rights Agreement and agreements entered into in connection with the Common Unit Offering and/or the Series C Transaction nor promises or inducements for future transactions between or among any of such parties; provided, however, that, subject to such Purchaser’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (a) such Purchaser, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by such Purchaser’s legal or compliance department (and thus have not been privy to any information concerning this transaction) (a “Walled Off Person”) and (b) the foregoing representations in this paragraph shall not apply to any transaction by or on behalf of such Purchaser that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of such Purchaser or receipt of confidential or other information regarding this transaction provided by such Purchaser to such entity.

Section 4.7 Short Selling. Such Purchaser has not made any trades in the Common Units, Preferred Units or any other equity interests of the Partnership or entered into or effected any Short Sales of the Common Units owned by it between (a) the earlier of (x) the time it first began discussion with the Partnership about the transactions contemplated by this Agreement and (y) Friday, June 10, 2016 and (b) June 16, 2016 (it being understood that, without implication that the contrary would otherwise be true, the entering into of a total return swap shall not be considered a Short Sale of Common Units). Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement or prior to the time a Purchaser is eligible to sell such securities under Rule 144 is a violation of Section 5 of the Securities Act.

Section 4.8 Purchaser Investigation; Partnership Projections. Such Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Partnership and its businesses and operations and prospects, and such Purchaser has been furnished with or given full access to such information about the Partnership and its businesses and operations as it requested. In connection with such Purchaser’s investigation of the Partnership and its businesses and operations, such Purchaser and its Representatives have received from the Partnership or its Representatives certain projections and other forecasts for the Partnership and certain estimates, plans and budget information. Such Purchaser acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (b) such Purchaser is familiar with such uncertainties and (c) such Purchaser is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its Representatives.

ARTICLE V

COVENANTS

Section 5.1 Taking of Necessary Action. Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by the Basic Documents. Without limiting the foregoing, the Partnership and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement.

Section 5.2 Other Actions. The Partnership shall, prior to the Closing, file a supplemental listing application with the NYSE to list the Underlying Units.

Section 5.3 Short Sales; Hedging Transactions. Prior to the first anniversary of the Closing Date, Purchaser shall not, directly or indirectly, engage in any short sales or other derivative or hedging transactions involving the Common Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series D Preferred Units or Warrants. For the avoidance of doubt, this restriction shall also apply to any transferees who receive Series D Preferred Units prior to the first anniversary of the Closing Date; however, this restriction shall not prohibit any Purchaser from, directly or indirectly, engaging in any short sales or other derivative or hedging transactions involving the Common Units or other securities of the Partnership held by such Purchaser unrelated to such Purchaser’s Purchased Units.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties; and provided further, that no Purchaser Related Party shall be entitled to recover special, indirect, incidental, consequential (including lost profits or diminution in value) or punitive damages. Notwithstanding anything to the contrary, indirect, incidental and consequential damages shall not be deemed to include diminution in value of the Purchased Units to the extent resulting from, arising out of or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein, which is specifically included in damages covered by the Purchaser Related Parties’ indemnification.

Section 6.2 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided that such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties; and provided further, that no Partnership Related Party shall be entitled to recover special, indirect, incidental, consequential (including lost profits or diminution in value) or punitive damages; and provided further, that in no event shall the liability of any Purchaser exceed the amount of such Purchaser’s Purchase Price.

Section 6.3 Indemnification Procedure. Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle any such action or claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Expenses. Except as follows, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Basic Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses:

Promptly following receipt of an invoice therefore containing reasonable supporting detail, the Partnership shall reimburse the Purchasers for the reasonable fees and expenses of Kirkland & Ellis LLP, counsel to the Purchasers, of up to $250,000 (with legal fees and expenses of Kirkland & Ellis LLP in excess of $250,000 to be paid pro rata by all the Purchasers in proportion to the aggregate number of Purchased Units purchased by each).

Section 7.2 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified herein. Whenever any determination, consent, or approval is to be made or given by any party under this Agreement, such action shall be in such party’s sole discretion unless otherwise specified herein. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the parties thereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.3 Survival of Provisions. The representations and warranties set forth in Sections 3.1, 3.2, 3.7, 3.15, 4.1, 4.2, 4.4, 4.5, 4.6 and 4.8 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of the Partnership or any Purchaser. The covenants and agreements made in this Agreement, including the covenants and agreements set forth in this Article VII, shall, unless otherwise specified therein, survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of the Partnership and the Purchasers pursuant to this Agreement and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

Section 7.4 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership or any Purchaser in any case shall entitle the Partnership or such Purchaser to any other or further notice or demand in similar or other circumstances.

Section 7.5 Binding Effect; Assignment.

(a) This Agreement shall be binding upon the Partnership, the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of the Partnership. No portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the prior written consent of the Partnership (which consent shall not be unreasonably withheld by the Partnership). As a condition to any assignment hereunder, the assignee shall agree in writing to be bound by the provisions of this Agreement, and, notwithstanding any such assignment, the Purchaser shall remain liable for the payment of the Purchase Price of the applicable Purchased Units if not timely paid by such assignee. The Partnership may not transfer any of its rights or obligations under this Agreement to any Person.

Section 7.6 Disclosure.

(a) The Partnership Entities and any of their respective Representatives shall disclose the identity of, or any other information concerning the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 7.6 shall delay any required filing or other disclosure with the Commission, NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, NYSE or other Governmental Authority.

(b) Notwithstanding anything to the contrary in this Section 7.6, the Partnership and the General Partner agree that the Purchasers may, (i) publicize in its marketing materials that the Purchaser acted as “Purchaser” in connection with the Purchased Units (which may include the reproduction of the Partnership’s logos) and, (ii) with respect to any marketing material distributed to a Purchasers’ Affiliates or funds managed or advised by a Purchaser or investors or potential investors of such funds, the Purchasers may disclose general information (including the size of the Purchaser’s investment and pricing terms) that is customary for such client or fund raising marketing.

Section 7.7 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to any Purchaser:

To its respective address listed on Schedule B hereof

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis St., Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey

Facsimile: (713) 835-3601

Email: matt.pacey@kirkland.com

(b) If to the Partnership:

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attention: Corporate Secretary

Facsimile: (441) 292-3931

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209-4128

Attention: David Matheson

Facsimile: (503) 346-2008

or to such other address as the Partnership or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered, at the time of transmittal; if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.8 Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by the Partnership or any of its Affiliates or any Purchaser or any of its Affiliates set forth herein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.9 Removal of Legend. In connection with a sale of the Series D Preferred Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the Partnership a broker representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of the Series D Preferred Units is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Partnership and regarding the length of time the Series D Preferred Units have been held. After a registration statement under the Securities Act permitting the public resale of the Series D Preferred Units has become effective or any Purchaser or its permitted assigns have held the Series D Preferred Units for six months, if the certificate for such Series D Preferred Units or the book-entry account of such Series D Preferred Units still bears the notation of the restrictive legend referred to in Section 4.5, the Partnership agrees, upon request of the Purchaser or permitted assignee, to take all steps reasonably necessary to promptly effect the removal of the legend from the Series D Preferred Units, and the Partnership shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Partnership any information the Partnership deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of the Partnership (and a covenant to inform the Partnership if it should thereafter become an Affiliate and to consent to exchange its certificates for certificates bearing an appropriate restrictive legend) and regarding the length of time the Series D Preferred Units have been held. Assuming a registration statement is effective or the Series D Preferred Units have been held for greater than six months, whether held in certificated form or in book entry with the transfer agent, the Partnership agrees that upon request, it shall cooperate with the Purchaser to have the Series D Preferred Units moved to such Purchaser’s DTC custodial or brokerage account according to the instructions provided by such Purchaser.

Section 7.10 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts laws thereof that would apply the laws of any other jurisdiction.

Section 7.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf format counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.12 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by (i) with respect to any particular Purchaser, the written notice by such Purchaser to the Partnership, upon a breach in any material respect by the Partnership of any covenant or agreement set forth in this Agreement or (ii) with respect to any particular Purchaser, written notice by the Partnership to such Purchaser upon a breach in any material respect by such Purchaser of any covenant or agreement set forth in this Agreement. For the avoidance of doubt, the termination of this Agreement with respect to any particular Purchaser shall not affect the Agreement with respect to any other Purchaser.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate (i) at any time at or prior to the Closing if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal or (ii) if the Closing shall not have occurred by July 15, 2016.

(c) In the event of the termination of this Agreement as provided in this Section 7.12, (1) this Agreement shall forthwith become null and void as to the applicable parties, and (2) there shall be no liability on the part of such Parties hereto, except as set forth in Article VI of this Agreement; provided, however, that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

Section 7.13 Recapitalization, Exchanges, Etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Common Units, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

TEEKAY OFFSHORE PARTNERS L.P.

By:	TEEKAY OFFSHORE GP L.L.C.
(its General Partner)

By:	/s/ Peter Evensen

Name: Peter Evensen
Title: Chief Executive Officer and Chief Financial Officer

PURCHASER:

CONCORD EQUITY (CAYMAN) LIMITED

By:	/s/ Diane C. Bowe-Pindling

Name:	Diane C. Bowe-Pindling
Title:	Director

PURCHASER:

RESOLUTE INVESTMENTS, LTD.

By:	/s/ Cora Lee Starzomski

Name:	Cora Lee Starzomski
Title:	Director

PURCHASER:

TEEKAY CORPORATION

By:	/s/ Peter Evensen

Name:	Peter Evensen
Title:	President and Chief Executive Officer

PURCHASER:

/s/ Peter Evensen
Name: Peter Evensen

PURCHASER:

MTP ENERGY FUND LTD

By:	MTP Energy Management LLC, its Investment Advisor
By:	Magnetar Financial LLC, its Sole Member

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

PURCHASERS:

TRIANGLE PEAK PARTNERS II, LP

By:	Triangle Peak Partners II General Partner, LLC, its General Partner

By:	/s/ Michael C. Morgan

Name:	Michael C. Morgan
Title:	Manager

TPP II ANNEX FUND, LP

By:	Triangle Peak Partners II General Partner, LLC, its General Partner

By:	/s/ Michael C. Morgan

Name:	Michael C. Morgan
Title:	Manager

PURCHASERS:

COBALT PARTNERS, LP

By:	Cobalt Management, LLC, its general partner

By:	/s/ Wayne Cooperman

Name:	Wayne Cooperman
Title:	Managing Member

COBALT OFFSHORE MASTER FUND, LP

By:	Cobalt Management, LLC, its general partner

By:	/s/ Wayne Cooperman

Name:	Wayne Cooperman
Title:	Managing Member

COBALT PARTNERS II, LP

By:	Cobalt Management, LLC, its general partner

By:	/s/ Wayne Cooperman

Name:	Wayne Cooperman
Title:	Managing Member

COBALT KC PARTNERS, LP

By:	Cobalt Management, LLC, its general partner

By:	/s/ Wayne Cooperman

Name:	Wayne Cooperman
Title:	Managing Member

PURCHASER:

LUMINUS ENERGY PARTNERS MASTER FUND, LTD.

By:	Luminus Management, LLC
Its:	Investment Manager

By:	/s/ Jeffrey Wade

Name:	Jeffrey Wade
Title:	General Counsel

PURCHASERS:

BROOKFIELD GLOBAL INFRASTRUCTURE SECURITIES INCOME FUND

By:	Brookfield Investment Management Inc., its
Investment Manager

By:	/s/ Seth Gelman

Name:	Seth Gelman
Title:	Chief Compliance Officer

PURCHASERS:

BROOKFIELD GLOBAL LISTED INFRASTRUCTURE INCOME FUND INC.

By:	Brookfield Investment Management Inc., its
Investment Manager

By:	/s/ Seth Gelman

Name:	Seth Gelman
Title:	Chief Compliance Officer

PURCHASER:

DNB Bank ASA

By:	/s/ Peter Behncke

Name:	Peter Behncke
Title:	Global Head Investment Banking

Schedule A – List of Purchasers and Commitment Amounts

Purchaser	Series D Preferred Units	Series A Warrants	Series B Warrants	Purchase Price*
Concord Equity (Cayman) Limited	160,000	180,000	90,000	$4,000,000.00
Resolute Investments, Ltd.	440,000	495,000	247,500	$11,000,000.00
Teekay Corporation	1,040,000	1,170,000	585,000	$26,000,000.00
Peter Evensen	20,000	22,500	11,250	$500,000.00
MTP Energy Fund Ltd	936,000	1,053,000	526,500	$23,400,000.00
Triangle Peak Partners II, LP	12,000	13,500	6,750	$300,000.00
TPP II Annex Fund, LP	52,000	58,500	29,250	$1,300,000.00
Cobalt Partners II, LP	44,000	49,500	24,750	$1,100,000.00
Cobalt Offshore Master Fund, LP	92,000	103,500	51,750	$2,300,000.00
Cobalt Partners, LP	334,000	375,750	187,875	$8,350,000.00
Cobalt KC Partners, LP	30,000	33,750	16,875	$750,000.00
DNB Bank ASA	400,000	450,000	225,000	$10,000,000.00
Brookfield Global Infrastructure Securities Income Fund	154,425	173,728	86,864	$3,860,625.00
Brookfield Global Listed Infrastructure Income Fund Inc.	245,575	276,272	138,136	$6,139,375.00
Luminus Energy Partners Master Fund, Ltd.	40,000	45,000	22,500	$1,000,000.00

Total	4,000,000	4,500,000	2,250,000	$100,000,000.00

*	The Purchase Price for each Purchaser is equal to the product of (i) the number of Series D Preferred Units set forth opposite such Purchaser’s name under the column titled “Series D Preferred Units”, multiplied by (ii) the Purchased Unit Price ($25.00 per Purchased Unit).

Schedule 3.11

Litigation

See Item 1 - Financial Statements: Note 10(h) and (i) - Commitments and Contingencies, in the Partnership’s Form 6-K for the quarter ended March 31, 2016.

Exhibit A – Form of Warrant Agreement

Exhibit B – Form of Opinion of Perkins Coie LLP

i.

To our knowledge, except as contemplated by the Series C Transaction, the Common Unit Offering and as described in the Partnership SEC Documents filed prior to the date of the Purchase Agreement, there are no outstanding options, warrants, or agreements for the purchase or acquisition from the Partnership of Partnership securities or ownership interests in the Partnership, or rights to convert any obligations into or exchange any securities for Partnership securities or ownership interests in the Partnership.

ii.

All consents, approvals, authorizations or other orders of, or registrations or filings on the part of the Partnership with, any United States federal or New York governmental or regulatory authority required for the Partnership’s execution and delivery of the Transaction Documents and the consummation of the Transactions, including the offering, issuance and sale of the Series D Preferred Units and the Warrants, have been made or obtained, other than (a) those required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement and (b) those that have been obtained or as may be required under state securities or “Blue Sky” laws, as to which we do not express any opinion.

iii.

To our knowledge, there are no contracts, agreements or understandings between any of the Teekay Entities and any person granting such person the right to require any of the Teekay Entities to file a registration statement under the Act with respect to any securities of the Partnership owned or to be owned by such person or to require any of the Teekay Entities to include such securities in any securities being registered pursuant to any other registration statement filed by any Teekay Entity under the Act, except for the Registration Rights Agreement, the Common Unit Registration Rights Agreement, the Existing Registration Rights Agreements, and any such rights held by the General Partner or an Affiliate (as defined in the Partnership Agreement) of the General Partner pursuant to the Partnership Agreement.

iv.

The Partnership’s offering, issuance and sale of the Series D Preferred Units and the Warrants and the Partnership’s execution and delivery of the Transaction Documents and consummation of the Transactions do not (i) breach or result in a default under (or constitute an event which, with notice or lapse of time or both, would constitute such a default) any Material Agreement, or (ii) violate statutory U.S. federal laws or the laws of the State of New York that counsel exercising customary professional judgment would in our experience reasonably recognize as typically applicable to agreements similar to the Transaction Documents and the Transactions. “Material Agreement” means any indenture, contract, mortgage, deed of trust, note agreement, loan agreement, lease or other agreement or instrument filed by the Partnership as an exhibit to the Partnership’s Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 18, 2016.

v.

Assuming the Transaction Documents have been duly authorized, executed and delivered by the Partnership, each of the Transaction Documents will constitute a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms.

vi.

Based in part upon the Partnership’s and the Purchasers’ representations and warranties in, and on the facts and circumstances contemplated by, the Purchase Agreement, the offer, issuance and sale of the Series D Preferred Units, Conversion Units and the Warrants by the Partnership to the Purchasers pursuant to the terms of the Purchase Agreement, do not require registration under Section 5 of the Securities Act. (We do not comment or opine as to any subsequent sale of the Purchased Units, Warrants or Warrant Exercise Units.)

vii.

The Partnership is not, and immediately after giving effect to the use of proceeds from the sale of the Series D Preferred Units and the Warrants pursuant to the Purchase Agreement will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Exhibit C – Form of Opinion of Watson Farley & Williams LLP

1.

Each of the Partnership and the Operating Company has been duly formed and is validly existing in good standing as a limited partnership under Marshall Islands Law, and has the limited partnership power and authority to own or lease its properties and to conduct its business, in each case in all material respects as described in the Partnership’s reports and statements filed or furnished by it with the Securities and Exchange Commission (the “SEC Documents”).

2.

Each of the General Partner and the OLP GP has been duly formed and is validly existing in good standing as a limited liability company under Marshall Islands Law, and each has the limited liability company power and authority to own or lease its properties and to conduct its business, in each case in all material respects as described in the SEC Documents.

3.

Each of the Marshall Islands Significant Subsidiaries is validly existing in good standing as a limited liability company or corporation, as applicable, under Marshall Islands Law, and each has the limited liability company or corporate power, as applicable, and authority to own or lease its properties and to conduct its business, in each case in all material respects as described in the SEC Documents.

4.

The Units to be issued and sold pursuant to the Purchase Agreement and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the purchaser thereof against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

5.

The Warrant Units to be issued and sold pursuant to the exercise of the Warrants, when issued against payment therefor in accordance with the terms and conditions of the relevant Warrant, have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the purchaser thereof against payment therefor in accordance with the terms of the relevant Warrant, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement), assuming no relevant change in applicable law after the date hereof.

6.

Except as described in the SEC Documents, and except as contained in Articles V, VII, XI, XV and XVI of the Partnership Agreement, the Partnership Agreement does not contain any preemptive rights or other rights to subscribe for or to purchase any limited partner interests in the Partnership.

7.

The execution, delivery and performance of the Purchase Agreement and the Warrants, and the consummation of the transactions contemplated thereby, including the offering, issuance and sale by the Partnership of the Units and the Warrant Units in accordance with and upon the terms and conditions set forth in the Purchase Agreement and the Warrants, do not (i) conflict with or constitute a violation of the organizational documents of any of the Teekay Parties or the Marshall Islands Significant Subsidiaries, (ii) conflict with or constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such a default), the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan, (iii) violate Marshall Islands Law, or (iv) violate any judgment, order or decree of which we are aware of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority situated in the Republic of the Marshall Islands directed to any of the Teekay Parties or the Marshall Islands Significant Subsidiaries in a proceeding before such court, regulatory body, administrative agency, governmental body, arbitrator or other authority in the Republic of the Marshall Islands to which any of them is a party.

8.

No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body of the Republic of the Marshall Islands having jurisdiction over the Teekay Parties or any of the Marshall Islands Significant Subsidiaries or any of their respective properties is required in connection with the execution and delivery of the Purchase Agreement or the Warrants by the General Partner in its capacity as the general partner of the Partnership, the performance of the transactions contemplated thereby by the Partnership or the performance by the Partnership of its obligations thereunder, including the offering, issuance and sale by the Partnership of the Units and Warrant Units in accordance with and upon the terms and conditions set forth in the Purchase Agreement and the Warrants.

9.	The choice of New York law to govern the Purchase Agreement and the Registration Rights Agreement, and the Warrants constitutes a valid choice of law under Marshall Islands Law.

10.	Each of the Purchase Agreement, the Registration Rights Agreement, and the Warrants has been duly authorized and validly executed and delivered by the Partnership.

Exhibit D – Form of General Partner Waiver

June 29, 2016

Teekay Offshore GP L.L.C. (the “General Partner”), a Marshall Islands limited liability company and the general partner of Teekay Offshore Partners L.P. (the “Partnership”), in its own capacity and in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it may hold pursuant to Section 5.7 of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 1, 2015, as amended, with respect to:

(1)

the Partnership’s privately-negotiated Series D Preferred Unit and Warrant Purchase Agreement, dated as of June 22, 2016, by and among the Partnership and each of the purchasers set forth in Schedule A thereto, to issue and sell an aggregate of 4,000,000 Series D Preferred Units representing limited partner interests of the Partnership and warrants exercisable into 6,750,000 Common Units representing limited partner interests of the Partnership, for an aggregate purchase price of $100,000,000;

(2)

the Partnership’s privately-negotiated Common Unit Purchase Agreement, dated as of June 16, 2016, by and among the Partnership and each of the purchasers set forth in Schedule A thereto, to issue and sell an aggregate of 21,978,022 Common Units representing limited partner interests of the Partnership for an aggregate purchase price of $100,000,000.40; and

(3)

the Letter Agreement, dated as of June 2, 2016, as amended, between the Partnership and the holders of the Series C Preferred Units set forth in Schedule A thereto, setting forth the terms of (i) the exchange of 1,920,668 Series C Preferred Units representing limited partner interests of the Partnership 8,323,810 Common Units representing limited partner interests of the Partnership, and (ii) the exchange 8,517,745 Series C Preferred Units representing limited partner interests of the Company for 8,517,745 Series C-1 Preferred Units representing limited partner interests of the Company.

TEEKAY OFFSHORE GP L.L.C.

By: /s/ Peter Evensen
Name: Peter Evensen
Title: Chief Executive Officer and Chief Financial Officer

Exhibit E – Form of Fifth Amended and Restated Agreement of Limited Partnership

Exhibit F – Form of Registration Rights Agreement